EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Reports Second Quarter 2010 Results

Houston, Texas – August 6, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) reported net income of $85.7 million, or $1.55 per share (basic) and $0.86 per share (diluted), for the second quarter 2010 compared with a net loss of $13.1 million, or $0.25 per share (basic and diluted), for the comparable 2009 period.  Included in the quarter ended June 30, 2010, is a gain on the sale of equity method investment of $128.3 million, or $2.32 per share (basic) and $1.11 per share (diluted).  Included in the quarter ended June 30, 2009, is a gain on the early extinguishment of debt of $45.4 million, or $0.88 per share (basic and diluted).  For the six month period ended June 30, 2010, Cheniere reported net income of $50.5 million, or $0.92 per share (basic) and $0.62 per share (diluted), compared to a net loss of $95.8 million, or $1.91 per share (basic and diluted) during the corresponding period in 2009. Included in the six month period ended June 30, 2010, is a gain on the sale of equity method investment of $128.3 million, or $2.33 per share (basic) and $1.16 per share (diluted). Included in the six month period ended June 30, 2009, is a gain on the early extinguishment of debt of $45.4 million, or $0.91 per share (basic and diluted). Results are reported on a consolidated basis and include our 90.6 percent ownership interest in Cheniere Energy Partners, L.P. (“Cheniere Partners”).

Overview of Significant 2010 Events:

•
In March 2010, Cheniere Marketing, LLC, (“Cheniere Marketing”) entered into various agreements with JPMorgan LNG Co. (“LNGCo”), an indirect subsidiary of JPMorgan Chase & Co., providing Cheniere Marketing with financial support to source more cargoes of LNG than it could source on a stand-alone basis;

•	In May 2010, we used $102.0 million of cash received from the sale of our 30% interest in Freeport LNG Development, L.P. (“Freeport LNG”) to repay a portion of our 2007 term loan;
•
In June 2010, we used $63.6 million of cash and cash equivalents held in a terminal use agreement (“TUA”) reserve account established in connection with the 2008 convertible loans to repay a portion of the 2008 convertible loans as a result of the assignment of the Cheniere Marketing TUA to a subsidiary of Cheniere Partners; and

•
In June 2010, Cheniere Partners initiated a project to add liquefaction services at the Sabine Pass LNG receiving terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG.  Cheniere Partners, under its subsidiary Sabine Pass Liquefaction, LLC,  initiated the regulatory process in July 2010 by filing a request with the Federal Energy Regulatory Commission to begin the NEPA pre-filing process.

Results

Cheniere reported income from operations of $24.7 million and $55.7 million for the three and six month periods ended June 30, 2010, respectively, compared to income of $0.3 million and a loss of $37.1 million for the comparable periods in 2009.  For the quarter and six months ended June 30, 2010, total revenues increased $30.3 million and $108.6 million, respectively. LNG receiving terminal revenues increased $28.1 million and $95.0 million for the quarter and six months ended June 30, 2010, respectively, compared to the comparable 2009 periods as a result of the commencement of capacity payments under two third-party TUAs that became effective on April 1, 2009 and July 1, 2009.  Marketing and trading revenues increased $2.2 million and $13.8 million for the quarter and six months ended June 30, 2010, respectively, compared to the same periods in 2009 due to an increase in physical gas sales, gains on derivative instruments and margins and fees associated with the LNGCo arrangement entered into during March 2010.

Total operating costs and expenses increased $5.9 million and $15.8 million for the quarter and six month period ending June 30, 2010, respectively, compared to the comparable 2009 periods. LNG receiving terminal and pipeline operating expenses increased $0.6 million and $4.6 million, respectively, for the quarter and six month periods ended June 30, 2010 compared to the corresponding periods in 2009 due to the achievement of full operability of the Sabine Pass LNG receiving terminal. Depreciation, depletion and amortization expense increased $2.8 million and $6.4 million in the quarter and six months ended June 30, 2010, respectively, compared to the comparable 2009 periods due to the achievement of full operability of the Sabine Pass LNG receiving terminal in the third quarter of 2009. Included in general and administrative expenses were non-cash compensation expenses of $3.2 million and $9.2 million for the quarter and six months ended June 30, 2010, respectively, compared to $4.6 million and $8.8 million, respectively, for the comparable 2009 periods.

Interest expense, net increased $5.0 million and $18.9 million for the quarter and the six months ended June 30, 2010, respectively, compared to the same periods in 2009 primarily due to less interest subject to capitalization partially offset by lower interest expense due to debt principal repayments made during the second quarter of 2010.

Derivative gains decreased $0.8 million and $2.9 million in the quarter 2010 and six months ended June 30, 2010, respectively, compared to the comparable 2009 periods due to the change in the fair value of derivatives instruments tied to our LNG inventory.

As of June 30, 2010, we had unrestricted cash and cash equivalents of $73.9 million and accounts receivable and other working capital from LNG and natural gas marketing activities of approximately $28 million that is available to Cheniere, excluding Cheniere Partners.

Restricted cash and cash equivalents as of June 30, 2010 were $159.1 million, which were designated for the following purposes: $17.0 million and $43.1 million for Sabine Pass LNG and Cheniere Partners working capital, respectively; $96.1 million for interest payments related to the Sabine Pass LNG senior notes and $2.9 million for other restricted purposes.

LNG Marketing and Trading

During 2009, Cheniere Marketing began trading in the LNG markets.  Cheniere Marketing purchases LNG and enters into derivative contracts to hedge the cash flows from future sales of the LNG inventory.  Due to the nature of the hedging strategy, earnings are recognized in operating results as physical sales occur, derivatives are settled or the fair value of the derivatives change due to changes in natural gas prices.  In the interim, the LNG held in the storage tanks at the Sabine Pass LNG receiving terminal is recorded at the lower of cost or market based on the NYMEX natural gas index price for the last day of the period less basis differentials.

Net revenues from marketing and trading for the second quarter and the six months ended June 30, 2010, were $1.0 million and $13.2 million, respectively, compared to ($1.2) million and ($0.7) million in the comparable 2009 periods.  The increase in revenues quarter over quarter was primarily due to fixed fees and margins earned from LNGCo.  The increase over the six month periods was primarily related to physical sales of inventory and roll off of hedges.

As of June 30, 2010 and December 31, 2009, Cheniere Marketing and Sabine Pass LNG had approximately 143,000 million British thermal units (“MMBtu”) and 7,778,000 MMBtu of LNG inventory, respectively.  In April 2010, Cheniere Marketing sold its remaining LNG inventory of 2,415,000 MMBtu to LNGCo.

Strategic Outlook

Our strategic focus is to safely manage and operate the Sabine Pass LNG receiving terminal and Creole Trail pipeline, serve our customers, monetize the 2.0 Bcf/d of regasification capacity we have reserved at the Sabine Pass LNG receiving terminal and develop other LNG terminal and pipeline related projects.  Additionally, we are focusing on improving our capital structure and addressing upcoming maturities.

Our strategy to monetize our TUA capacity includes entering into long-term TUAs with third parties, developing a portfolio of long-term, short-term and spot LNG purchase agreements and entering into business relationships for the domestic marketing of natural gas that is imported by Cheniere Marketing into the Sabine Pass LNG receiving terminal.  During the first quarter of 2010, Cheniere Marketing entered into a multi-year services agreement with LNGCo.  We believe this arrangement strengthens our ability to participate in the LNG markets by allowing us to source LNG and utilize our capacity at the Sabine Pass LNG receiving terminal and our network of relationships in the most effective way.  This arrangement reduces our working capital requirements to purchase and hedge LNG.

In June 2010, Cheniere Partners initiated a project to add liquefaction services at the Sabine Pass LNG receiving terminal that would transform the terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG.   As currently contemplated, the liquefaction project would be designed and permitted for up to four modular LNG trains, each with a peak processing capacity of up to approximately 0.7 Bcf/d of natural gas and an average liquefaction capacity of approximately 3.5 million tons per annum (“mtpa”).  The initial project phase will include two modular trains and the capacity to process on average approximately 1.2 Bcf/d of pipeline quality natural gas. We believe that the time and cost required to develop the project would be materially lessened by Sabine Pass LNG’s existing large acreage and infrastructure.   Commencement of construction is subject to regulatory approvals and a final investment decision contingent upon Cheniere Partners obtaining satisfactory construction contracts and entering into long-term customer contracts sufficient to underpin financing of the project. We anticipate LNG export could commence as early as 2015.

Our strategy to improve our capital structure and address maturities of our existing indebtedness may include entering into long-term TUAs or LNG purchase agreements, refinancing our existing debt, issuing equity or other securities, selling assets or a combination of the foregoing.  During the first half of 2010, we sold our 30 percent interest in Freeport LNG and repaid a portion of our 2007 term loan.  In June 2010, Cheniere Marketing assigned its TUA to a subsidiary of Cheniere Partners and concurrently entered into a new VCRA with the subsidiary effective July 1, 2010.  This assignment resulted in the release of working capital that was used to repay a portion of the 2008 convertible loans.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal.  Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
LNG receiving terminal revenues	$66,337	$38,201	$133,164	$38,201
Oil and gas sales	884	839	1,421	1,573
Marketing and trading, net	1,029	(1,156)	13,170	(656)
Other	25	75	37	75
Total revenues	68,275	37,959	147,792	39,193

Operating costs and expenses
LNG receiving terminal and pipeline development expenses	1,143	91	1,861	—
LNG receiving terminal and pipeline operating expenses	9,807	9,251	22,619	18,029
Oil and gas production and exploration costs	113	77	211	164
Depreciation, depletion and amortization	15,612	12,795	31,236	24,857
General and administrative expenses	16,910	15,422	36,128	33,219
Total operating costs and expenses	43,585	37,636	92,055	76,269

Income (Loss) from operations	24,690	323	55,737	(37,076)

Gain on sale of equity method investment	128,329	—	128,329	—
Derivative gain (loss)	(44)	762	461	3,324
Gain (loss) on early extinguishment of debt	(1,011)	45,363	(1,011)	45,363
Interest expense, net	(66,950)	(61,959)	(134,145)	(115,209)
Interest income	142	388	239	1,199
Other income (expense)	16	46	(87)	(17)
Income tax benefit	—	—	—	—
Non-controlling interest	505	2,026	987	6,624
Net income (loss)	$85,677	$(13,051)	$50,510	$(95,792)

Net income (loss) per common share—basic	$1.55	$(0.25)	$0.92	$(1.91)
Net income (loss) per common share—diluted	$0.86	$(0.25)	$0.62	$(1.91)

Weighted average number of common shares outstanding—basic	55,317	51,576	55,161	50,121
Weighted average number of common shares outstanding—diluted	116,596	51,576	110,610	50,121

	June 30, 2010 (Unaudited)	December 31, 2009
Cash and cash equivalents	$73,940	$88,372
Restricted cash and cash equivalents	76,164	138,309
LNG inventory	501	32,602
Accounts and interest receivable	21,565	9,899
Other current assets	18,526	17,093
Non-current restricted cash and cash equivalents	82,892	82,892
Property, plant and equipment, net	2,187,044	2,216,855
Debt issuance costs, net	41,347	47,043
Goodwill	76,819	76,819
Other assets	28,683	22,738
Total assets	$2,607,481	$2,732,622

Current liabilities	$56,517	$66,212
Long-term debt, net of discount	2,902,881	3,041,875
Deferred revenue	31,773	33,500
Other liabilities	2,875	23,162
Non-controlling interest	203,422	217,605
Stockholders’ deficit	(589,987)	(649,732)
Total liabilities and stockholders’ deficit	$2,607,481	$2,732,622

June 30, 2010	Sabine Pass LNG, L.P.	Cheniere Energy Partners, L.P.	Other Cheniere Energy, Inc.	Consolidated Cheniere Energy, Inc.
Cash and cash equivalents	$—	$—	$73,940	$73,940
Restricted cash and cash equivalents	113,087	43,116	2,853	159,056
Total	$113,087	$43,116	$76,793	$232,996

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the period ended June 30, 2010, filed with the Securities and Exchange Commission.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259